Exhibit 21.1

Subsidiaries of the Registrant

As of December 31, 2016

Subsidiary	Jurisdiction of Organization
KKR Real Estate Finance Holdings L.P.	Delaware
KREF Capital LLC	Delaware
KREF Capital TRS LLC	Delaware
KREF Holdings I LLC	Delaware
KREF Holdings II LLC	Delaware
KREF Holdings III LLC	Delaware
KREF Holdings IV LLC	Delaware
KREF Holdings V LLC	Delaware
KREF Lending I LLC	Delaware
KREF Lending II LLC	Delaware
KREF Lending III LLC	Delaware
KREF Lending IV LLC	Delaware
KREF Lending V LLC	Delaware
KREF Management Unit Holdings LLC	Delaware
KREF Securities Holdings, LLC	Delaware
KREF Securities Holdings II, LLC	Delaware
KREFT 625NMA, LLC	Delaware
KREFT REOC, LLC	Delaware
KREF TRS Lending III LLC	Delaware
REFH 909 Half Street Investors LLC	Delaware
REFH 909 Half Street Investors TRS LLC	Delaware
REFH Holdings LLC	Delaware
REFH SR Mezz LLC	Delaware